Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FULL-YEAR AND FOURTH QUARTER RESULTS FOR 2014

Kansas City, Mo. (February 25, 2015) - Great Plains Energy (NYSE: GXP) today announced full-year 2014 earnings of $241.2 million or $1.57 per share of average common stock outstanding, compared with full-year 2013 earnings of $248.6 million or $1.62 per share.
In 2014, Great Plains Energy completed its three year major construction project to install state-of-the-art environmental control equipment at its La Cygne generating station, and has now turned its focus to start up testing. The upgrade is scheduled to be completed on time and within budget and is a major component of KCP&L’s recently filed rate cases in Missouri and Kansas. Upon completion, more than 70 percent of Great Plains Energy’s coal fleet will have emission-reducing scrubbers installed.
“The La Cygne environmental upgrade is one of the largest construction projects in the history of our Company and is a testament of our ability to successfully execute large projects on plan,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “We also provided Tier 1 service while responding to the greatest number of storms in our service territory in five years. In fact, for the eighth year in a row, we received the 2014 ReliabilityOneTM award from the PA Consulting Group for the Plains Region.
“We faced challenges during 2014 as well, and our financial results were impacted by lag in recovery of property taxes, transmission costs and capital investments,” Bassham continued. “However, we successfully managed our operations and maintenance expense and saw modest customer demand growth, which helped mitigate the size of our rate cases.”
Great Plains Energy also announced today it has reaffirmed its 4 to 6 percent earnings per share growth target from 2014 to 2016 off of its initial 2014 earnings per share guidance range and its targeted 2014 to 2016 dividend growth rate of 4 to 6 percent. Earnings guidance for 2015 will be provided during the Company’s earnings conference call and webcast scheduled for 9:00 a.m. EST Thursday, February 26, 2015.

Great Plains Energy Full-Year:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2014	2013	2014	2013
	(millions)
Electric Utility	$243.5	$257.1	$1.58	$1.67
Other	(0.7)	(6.9)	—	(0.04)
Net income	242.8	250.2	1.58	1.63
Preferred dividends	(1.6)	(1.6)	(0.01)	(0.01)
Earnings available for common shareholders	$241.2	$248.6	$1.57	$1.62

On a per-share basis, favorable drivers for the full-year 2014 versus 2013 were the following:

•	Approximately $0.06 from new retail rates in Missouri that became effective in late January 2013 and in Kansas that became effective in July 2014;

•	$0.05 from the release of uncertain tax positions; and

•	$0.03 impact from a decrease in interest expense.
The factors above were more than offset by the following:

•	$0.07 increase in depreciation and amortization;

•	Other operating and maintenance expense increases of $0.05 driven primarily by an increase in transmission and distribution expenses;

•	$0.04 due to an increase in general taxes resulting from higher property taxes;

•
$0.02 increase in operating and maintenance expense at the Wolf Creek nuclear unit relating to the planned 2014 mid-cycle outage and amortization relating to the prior year refueling outage partially offset by other decreases; and

•	An approximate $0.01 unfavorable impact from weather.

Great Plains Energy Fourth Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2014	2013	2014	2013
	(millions)
Electric Utility	$22.4	$18.6	$0.14	$0.12
Other	(2.9)	(1.1)	(0.02)	(0.01)
Net income	19.5	17.5	0.12	0.11
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$19.1	$17.1	$0.12	$0.11
On a per-share basis, favorable drivers for the fourth quarter 2014 compared to the same period in 2013 included the following:

•	$0.02 decrease in other operating and maintenance expense;

•	$0.02 decrease in operating and maintenance expense at Wolf Creek;

•	Approximately $0.01 from new retail rates in Kansas that became effective in July 2014;

•	$0.01 impact from a decrease in interest expense; and

•	About $0.01 from other items.
The factors above were partially offset by the following:

•	An estimated $0.03 impact from a decrease in weather-normalized demand;

•	$0.02 increase in depreciation and amortization; and

•	An approximate $0.01 unfavorable impact from weather.
Electric Utility Segment Full-Year:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $243.5 million or $1.58 per share compared to $257.1 million or $1.67 per share in 2013.
Key drivers influencing the segment results included the following:

•	A $23.3 million increase in gross margin primarily due to:

◦	An estimated $14 million from new retail rates in Missouri that became effective in late January 2013 and in Kansas that became effective in July 2014; and

◦	$16.0 million increase from energy efficiency programs under the Missouri Energy Efficiency Investment Act (MEEIA) consisting of $12.4 million for recovery of program costs, which have a direct offset in utility operating and maintenance expense, and $3.6 million for recovery of throughput disincentive.
The gross margin factors above were partially offset by approximately $4 million due to unfavorable weather;

•	A $40.8 million increase in other operating expenses primarily due to the following:

◦	$12.4 million increase in MEEIA program costs, which have a direct offset in revenue;

◦	$10.4 million increase in general taxes resulting from higher property taxes;

◦	$8.3 million increase in transmission and distribution expense; and

◦
$6.0 million increase in Wolf Creek operating and maintenance expense primarily due to the planned 2014 mid-cycle maintenance outage and increased amortization from the planned 2013 refueling outage, where costs are deferred and amortized, partially offset by other decreases;

•	A $16.3 million increase in depreciation and amortization expense driven by capital additions;

•
A $7.5 million decrease in interest expense attributable to lower costs for short-term debt, the remarketing of KCP&L's Series 1992, 1993A and 2007B EIRR in April 2013 and 2008 EIRR bonds in July 2013 at lower interest rates; and

•	A $9.8 million decrease in income tax expense primarily due to lower pre-tax income.
On a weather-normalized basis, year-to-date retail MWh sales increased an estimated 0.4 percent, net of MEEIA impacts, compared to the 2013 period. When compared to normal, the favorable impact from weather was approximately $0.02 per share.
Electric Utility Segment Fourth Quarter:
Quarterly net income for the Electric Utility segment was $22.4 million or $0.14 per share compared to $18.6 million or $0.12 per share in 2013.
Overall retail MWh sales were down 2.7 percent in the quarter compared to the fourth quarter 2013 with the decrease attributable to a decline in weather-normalized retail demand and weather. On a weather-normalized basis, retail MWh sales decreased an estimated 1.4 percent, net of MEEIA impacts, compared to the fourth quarter 2013. The favorable weather impact in the fourth quarter 2014, when compared to normal, was approximately $0.02 per share.
Other Category Full-Year and Fourth Quarter:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the full-year 2014, the Other category recorded a loss of $2.3 million or $0.01 per share compared to a loss of $8.5 million or $0.05 per share in 2013. The results were primarily impacted by the release of uncertain tax positions related to GMO’s former non-regulated operations that resulted in $6.1 million of tax benefits and a $2.1 million decrease in after-tax interest expense.

For the fourth quarter 2014, the Other category recorded a loss of $3.3 million or $0.02 per share compared to a loss of $1.5 million or $0.01 per share for the same period in 2013.
Regulatory Update:
KCP&L filed a rate request with the Missouri Public Service Commission on October 30, 2014, requesting a total revenue increase of $120.9 million. If approved, new rates are anticipated to be effective on or around September 30, 2015.
KCP&L filed a rate request with the Kansas Corporation Commission on January 2, 2015, requesting a total revenue increase of $67.3 million. If approved, new rates are anticipated to be effective on October 1, 2015.
Great Plains Energy will post its 2014 Form 10-K, as well as supplemental financial information related to the full-year and fourth quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Thursday, February 26, 2015, to review the Company’s 2014 full-year and fourth quarter earnings and operating results.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 64793599.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company’s website. A telephonic replay of the conference call will also be available through March 5, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 64793599.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission. The company’s expense for fuel, purchased power and transmission, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	December 31		December 31
	2014	2013	2014	2013
	(millions)
Operating revenues	$552.2	$538.8	$2,568.2	$2,446.3
Fuel	(96.3)	(129.5)	(489.2)	(539.5)
Purchased power	(67.6)	(26.5)	(253.3)	(125.9)
Transmission	(19.1)	(15.3)	(74.7)	(53.2)
Gross margin	$369.2	$367.5	$1,751.0	$1,727.7